EXHIBIT 6.14

FINDER’S FEE AGREEMENT

In consideration of a Finder’s Fee (as defined below), payable only upon the successful consummation of the services (hereinafter “Services”), ______________________ (“Finder”) of ______________________________, agrees to assist VetaNova Inc (“Client”) whose address is 335A Josephine St., Denver, Colorado in the Services. For purposes of this agreement (“Agreement”):

WHEREAS Client is seeking assistance in locating potential Independent Contacts in its $10,000,000 Regulation A+ Offering (the “Offering”).

WHEREAS Finders can provide referrals for locating potential Independent Contacts for the Offering,

NOW, THEREFORE Finder can apply and become a Finder for the Client under the following terms and conditions:

1. Application.

If approved by the Client, Finder will be provided with access to Client’s confidential online transaction portal with Deal Maker which will automatically send SEC approved Offering and subscription documents to Independent Contacts.

2. Services.

Finder’s “Services” of Independent Contacts shall occur only if the Independent Contacts are identified and introduced by Finder and acknowledged by Client in writing during the Retention Period (as defined below). Finder shall not be deemed to have discovered any Independent Contacts who contacted or were contacted by Client on or before the Effective Date (as defined below), or any Independent Contacts who hereafter contact or are contacted by Client after the Effective Date before being identified and introduced in writing by Finder to Client (if at all) (collectively, “Independent Contacts”). Client shall attempt to provide Finder with an updated list of Independent Contacts from time to time, but any delay or failure by Client to do so shall not constitute a waiver of or otherwise prejudice any of Client’s rights or impose any obligations on Client hereunder.

Prior to any potential Independent Contact solicitation, the Client is required to provide the Finder’s Agreement which shall disclose and acknowledge Finder’s role in the Offering and Finder’s compensation. Finder must obtain from the Independent Contact, prior to or at the time of any investment in the Offering, a dated written acknowledgement of receipt of the Finder’s Agreement. Finder can only identify, screen, and contact potential Independent Contacts; and discuss issuer information included in Client offering materials. Finder cannot (i) be involved in structuring the Offering or negotiating the terms of the Offering; (ii) handle the funds or securities of any Independent Contact or bind the Client or any Independent Contact; (iii) participate in the preparation of any Offering materials; (iv) perform any independent analysis of any investment in the Offering; (v) engage in any “due diligence” activities; (vi) assist or provide financing for any investment by any Independent Contact in the Offering; (vii) or provide advice to any Independent Contact as to the valuation or financial advisability of any investment in the Offering.

3. Business Transaction.

For purposes of this Agreement, the “Business Transaction” shall be defined as assisting Client in finding Independent Contacts on the terms and conditions acceptable to Client. The Client reserves all rights, in its sole and absolute discretion, and without any obligation to pay a Finder’s Fee or any other sum to Finder, to withdraw from negotiations concerning any proposed Business Transaction, and/or accept or reject any Independent Contacts identified by the Finder, or all or part of any proposed Business Transaction, at any time, with or without cause. As used herein, “consummation” of the Business Transaction shall not be deemed to have occurred unless and until, among other things:

1.	Finder is invited and logs into Client’s online Transaction Portal as a Finder,
2.	Finder completes Independent Contacts “Investor Email Address”, for at least 10 Independent Contacts, and
3.	Finder completes subscription and funds $1,000 minimum investment for Finder’s account.
4.	Finder finds 10 Independent Contacts who subscribe and fund at least the $1,000 minimum investment in the Offering.

4. Term and Retention Period.

The non-exclusive right granted by this Agreement shall commence on ______________ (“Effective Date”) and the “Retention Period” shall continue for the Term of the Offering at which point either party may indicate to the other, in writing, its prospective intention to terminate this Agreement. Finder shall be entitled to its Finder’s Fee during the Retention Period, or, in the event a Business Transaction is consummated after the termination of the Retention Period, and under the terms of this Agreement, within 30 days of the consummation of the Business Transaction.

5. Exclusivity.

Finder’s engagement under this Agreement is non-exclusive, and Client shall have the continuing right to deal with, and consummate Business Transactions with, other Independent Contacts not discovered by Finder, either directly or through other brokers, agents, finders or other representatives, without any obligation to pay Finder a Finder’s Fee or any other sum.

6. Eligibility.

Finder shall be entitled to the Finder’s Fee in the event that during the Retention Period (i) the Business Transaction is consummated or materialized, and (ii) Finder discovered the Independent Contacts during the Retention Period.

7. Date of Payment.

The Finder’s Fee shall become due and payable by the Client immediately upon consummation of the Business Transaction. Client shall have no obligation to pay Finder any Finder’s Fee or other amounts if the Business Transaction in question fails to close for any reason, including without limitation, as a result of an actual or purported breach or default by Client.

8. Calculation of Finder’s Fee.

For purposes of this Agreement, the Finder shall be paid $90 per accepted Independent Contact account.

9. Independent Contractor.

It is understood that this Agreement provides for the rendering of services by Finder as a finder only, as described herein, and does not include the rendering of any other services, including due diligence services. Finder acknowledges that it is an independent contractor and shall not be deemed to be the Client’s agent for any purposes whatsoever. Finder shall have no right or authority to assume or create any obligation or liability, expressed or implied, for or on behalf of Client, or to otherwise bind Client in any manner whatsoever.

10. Hold Harmless.

If Finder shall become entitled to a Finder’s Fee under this Agreement, Finder hereby agrees to indemnify, protect, defend and hold harmless Client and its affiliates from and against any and all claims, actions, losses, liabilities, damages, liens, costs, or expenses (including, without limitation, reasonable attorneys’ fees and costs), however described, arising from any claim by any other person or entity for brokerage or finder’s fees, commissions, or similar compensation in connection with any Business Transaction involving a Prospective Investor discovered by Finder.

11. Sharing of Fees.

The Finder is specifically authorized to engage the services of any sub-agents and to share fees with other agents, provided that full disclosure of any fee sharing is made to all parties.

12. Arbitration/ Governing Law.

Any dispute in any way involving this Agreement will be settled through binding arbitration in Denver, Colorado pursuant to the rules of the American Arbitration Association. This Agreement shall be made in and shall be governed by and interpreted in accordance with the laws of the State of Colorado.

13. Confidentiality.

Finder agrees to:

(i) hold all confidential, non-public information received from Client or its affiliates, or their respective representatives, strictly confidential,

(ii) use or release such information only in the performance of this Agreement, and not use or release or permit the use or release of any of such information for any other purposes, and

(iii) return to Client all such information in whatever format (and all copies thereof) at the conclusion of this engagement.

14. Attorneys’ Fees.

If legal action is brought to enforce or interpret this Agreement or any of its provisions, the prevailing party shall be entitled to reasonable attorneys’ fees in addition to any other recovery to which such party may be entitled.

15. Termination.

This Agreement may be terminated by either party at any time, with or without cause by giving written notice of termination to the other party.

16. Entire Agreement.

This Agreement contains all of the agreements of the Parties with respect to any matter covered or mentioned in this Agreement and no prior agreements shall be effective for any purpose.

17. No Waiver.

Failure or delay of Client to declare any breach or default immediately upon occurrence shall not waive such breach or default by the Finder.

18. Notices.

Any notices required to be given by the Parties shall be delivered at the addresses set forth at the beginning of the Agreement. Any notices may be delivered personally to the addressee of the notice or may be deposited in the United States mail, postage prepaid, to the address of the parties.

AGREED TO AND ACCEPTED AS OF ______, 2022.

CLIENT:

VetaNova Inc

By:		Date:
John McKowen, CEO

FINDER:
Print Name

By:	Date: